Form N-SAR,
Sub-Item 77Q1(g)

Copies of any merger or consolidation
agreements

Nuveen NASDAQ 100 Dynamic Overwrite Fund
811-22971

On December 22, 2014 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Equity Premium
Advantage Fund and NASDAQ Premium Income &
Growth Fund Inc. were transferred to the Nuveen
NASDAQ 100 Dynamic Overwrite Fund.  The
circumstances and details of the reorganization as well as a form of copy of the Agreement and Plan of Reorganization (Exhibit D)are contained in the SEC filing on Form N-14 8C, accession number
0001193125-14-443677, on December 16, 2014.